PSEG Exhibit 10a(10)
PSE&G Exhibit 10a(9)
Power Exhibit 10a(8)

KEY EXECUTIVE SEVERANCE PLAN OF
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Amended effective February 20, 2017

ARTICLE I
PURPOSE OF THE PLAN

1.1
Purpose. The Key Executive Severance Plan of Public Service Enterprise Group Incorporated (“Plan”) is maintained by the Company to provide severance benefits to certain key executive-level employees of the Company and its affiliates whose employment is terminated under the circumstances described herein. The Plan was amended and restated effective December 17, 2012.

The Plan was amended effective January 1, 2014 to provide that (i) for Eligible Employees who become Schedule B Participants after December 31, 2013, their Change in Control benefit under Section 5.2(b) of the Plan shall be equal to two times Annual Base Salary and Target Bonus, and (ii) for Eligible Employees who become Schedule A Participants after December 31, 2013, their Change in Control benefit under Section 5.2(b) of the Plan shall be equal to 1.5 times Annual Base Salary and Target Bonus. The Plan was further amended to provide that the for purposes of determining the nonqualified plan change in control benefit under Section 5.5(a) of the Plan, with respect to Eligible Employees who become Schedule A or Schedule B Participants after December 31, 2013, their employment shall be assumed to have continued for 1.5 or 2 additional years (for Schedule A Participants and Schedule B Participants, respectively). Finally, the Plan was amended to update the Schedule A Participant list.
The Plan was amended effective June 16, 2014 to (i) add a new class of eligible Participants, Schedule C Participants, (ii) to provide that there will be no additions to Schedule B Participants, (iii) to provide that other than a current Schedule B Participant, an Eligible Employee newly hired or promoted into a position reflected on Schedule B as of June 16, 2014, shall become a Schedule A Participant, and (iv) to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list.
The Plan was amended effective July 14, 2014 to update the Schedule A Participant list and the Schedule C Participant list.
The Plan was amended effective February 17, 2015 to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list.
The Plan was amended effective November 18, 2015 to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list, and to include the language to comply with the Securities and Exchange Commission’s whistleblower protections.
The Plan was amended effective December 15, 2015 to update the Schedule A Participant list and the Schedule C Participant list.
The Plan was amended effective July 19, 2016 to update the Schedule A Participant list and the Schedule C Participant list. The Plan was amended to comply with the Defense of Trade Secrets Act regarding the confidentiality provision. Finally, the Plan was amended to clarify that if an Eligible Employee is newly hired or promoted into a position reflected on Schedule B as of June 6, 2014, such Eligible Employee shall become a Schedule A Participant.
The Plan was amended effective November 14, 2016 to (i) revise the definition of Cause, (ii) align the severance benefits in Article IV, (iii) align the Change in Control benefits in Article V, (iv) update the Schedule A Participant list and the Schedule C Participant list, and (v) to make administrative clarifications. The Plan is intended to comply in operation and form with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The timing and form of payment of benefits provided under the Plan will be deemed to be automatically modified, and a Participant’s rights under the Plan will be limited so as to conform to any requirements under Section 409A of the Code.
The Plan is being amended effective February 20, 2017 to update the Schedule A Participant list.
ARTICLE II
DEFINITIONS

2.1	“Accrued Obligation” shall have the meaning set forth in Sections 4.2 and 5.2 of the Plan.

2.2
“Affiliate” means any corporation, trade or business if it or the Company are members of a controlled group of corporations, are under common control or are members of an affiliated service group within the meanings of Sections 414(b), 414(c) and 414(m), respectively, of the Code. The term “Affiliate” shall also include any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

2.3	“Annual Base Salary” means the annual rate of base salary payable to a Participant for services performed for an Employer, as in effect immediately prior to the Participant’s Date of Termination.

2.4	“Benefits 2000 Participant” means a Participant who is a participant in the Public Service Enterprise Group Incorporated Benefits 2000 Health and Welfare Benefits Plan.

2.5	“Board” means the board of directors of the Company.

2.6	“Cause” means:
(a)    For purposes of Article IV and Article V:

(i)	Misconduct, gross negligence, theft, or fraud against the Company, including an isolated incident that is determined by the Committee’s delegate to be material misconduct or material gross negligence;

(ii)	For “Performance Reasons,” as defined in Section 2.20 of the Plan;

(iii)	Material violation of the Standards of Integrity or other Company policy;

(iv)	Insubordination, including an isolated incident that is determined by the Committee’s delegate to be material insubordination;

(v)	One or more significant acts of dishonesty;

(vi)
Any act that is likely to have the effect of injuring the reputation, business, or business relationship of, the Company, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries;

(vii)	Violation of any fiduciary duty, including an isolated incident that is determined by the Committee’s delegate to be a material violation;

(viii)	Breach of any duty of loyalty including an isolated incident that is determined by the Committee’s delegate to be a material breach;

(ix)	Any breach of the restrictive covenants contained in Exhibit I below;

(x)	One or more acts of moral turpitude that constitute a violation of applicable law (included but not limited to a felony);

(xi)	Conviction of a felony or plea of nolo contendere to a felony charge;

(xii)	Pattern of behaviors that fail to meet the Company’s expectations described in “PSEG Values, Behaviors, and Leadership Competencies.” or

(xiii)	Any other reason determined to be Cause by the Chief Executive Officer of the Company.

2.7	“Change in Control” means the occurrence of any of the following events:

(a)
Any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)
The following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
There is consummated a merger or consolidation of the Company or any direct or indirect wholly-owned subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of its Affiliates, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(d)
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.8	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.9	“Committee” means the Organization and Compensation Committee of the Board or any successor of such Committee.

2.10	“Company” means Public Service Enterprise Group Incorporated and any successors thereto.

2.11
“Confidential Information” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its Affiliates, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its

Affiliates has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by the Participant prior to employment with an Employer, and information received by the Participant from sources other than the Company or its Affiliates, without obligation of confidentiality.

2.12
“Date of Termination” means, provided that the termination constitutes a Separation from Service, (i) the date of a Participant’s death, (ii) the date on which the termination of the Participant’s employment by an Employer for Cause or without Cause, or (iii) the date on which the Participant terminates employment for Good Reason or without Good Reason, including Retirement and Disability.

2.13
“Disability” means (a) if the Participant is a participant in the Pension Plan, the Participant is determined to be totally and permanently disabled by the Company’s medical director; or (ii) if the Participant is a participant in the Cash Balance Plan, the Participant is receiving benefits from the Company’s long-term disability plan.

2.14	“Eligible Employee” means an individual who is designated as such in accordance with Section 3.1. An Eligible Employee shall not include a “project employee.”

2.15	“Effective Date” of the amendment and restatement is February 20, 2017.

2.16	“Employer” means the Company and each Affiliate, and any successors thereto.

2.17	“Good Reason” means:

(a)
Any material reduction in the Participant’s Annual Base Salary, Target Bonus or Target Long-Term Incentive, other than reductions pursuant to a broad-based compensation reduction program or policy affecting the Participant and all similarly situated employees of the Employer. Notwithstanding the foregoing, this Subsection (a) shall not apply if the Participant moves into a position with ER&T;

(b)
Any material adverse change in the Participant’s title, authority, duties, or responsibilities or the assignment to the Participant of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of the Participant immediately prior to the Change in Control. Notwithstanding the foregoing, this Subsection (b) shall not apply if the Participant moves into a position with ER&T;

(c)	The failure of any successor to the Company to assume this Plan in accordance with Section 11.5(b);

(d)
Where the only comparable position offered to the Participant within the Employer following a Change in Control would otherwise meet the requirements of Subsections (a) and (b) of this Section 2.17 of the Plan, but would require the Participant to increase their one-way commuting distance from their principal residence by more than 50 miles; or

(e)
Any other material breach of the terms of the Plan by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from the Participant.

Notwithstanding the forgoing, for purposes of the Plan, the termination of a Participant’s employment with an Employer shall not be deemed to be for Good Reason unless such termination is effected in accordance with the following procedures. The Participant shall give the Employer a written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific acts or omissions of the Employer that constitute Good Reason and the specific provision(s) of the Plan on which the Participant relies. Unless the Committee determines otherwise, a Notice of Termination for Good Reason by the Participant must be made within 60 days after the Participant first has actual knowledge of the act or omission (or the last in a series of acts or omissions) that the Participant alleges to constitute Good Reason, and the Employer shall have 30 days from the receipt of such Notice of Termination for Good Reason to cure the conduct cited therein. A termination of employment by the Participant for Good Reason shall be effective on the final day of such 30-day cure period unless prior to such time the Employer has cured the specific conduct asserted by the Participant to constitute Good Reason to the reasonable satisfaction of the Participant.

For purposes of the Plan, a Participant’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is decided to be unreasonable by the Committee or its delegate pursuant to Article IX.

2.18	“Nonqualified Plan” means the Retirement Income Reinstatement Plan for Non‑Represented Employees of Public Service Enterprise Group Incorporated.

2.19	“Participant” means an Eligible Employee who is listed on either Schedule A, Schedule B or Schedule C hereto, as the same may be amended from time to time.

2.20
“Performance Reasons” means the Participant’s failure meet the expectations established for such Participant’s function in the Company as: (i) communicated to the Participant by their manager during any performance review, or (ii) may be communicated to the Participant otherwise by their manager from time to time either orally or in writing.

2.21	“Plan” means this Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as set forth herein and as may be amended, modified or supplemented from time to time.

2.22	“Prior Equity Awards” means outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance shares units.

2.23	“Retiree Medical Plan” means the Public Service Enterprise Group Incorporated Medical Benefits Plan for Retired Employees.

2.24
“Retirement” means a Separation from Service after the Participant has satisfied the eligibility requirements for early or normal retirement under the terms of the Retirement Plan in which the Participant participates. Notwithstanding the foregoing, for the purposes of determining benefit entitlements under Article V of the Plan, Retirement shall not include forced retirements or any termination by an Employer without Cause or voluntary termination by the Participant for Good Reason that occurs on a date on which the Participant is Retirement eligible.

2.25
“Retirement Plan” means the retirement plan in which the Participant participates in either the Pension Plan of Public Service Enterprise Group Incorporated or the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated.

2.26	“Schedule A Participant” means a Participant listed on Schedule A hereto.

2.27	“Schedule B Participant” means a Participant listed on Schedule B hereto.

2.28	“Schedule C Participant” means a Participant listed on Schedule C hereto.

2.29	“Selectline Participant” means a Participant who is a participant in the Public Service Enterprise Group Incorporated Selectline Benefits Plan.

2.30	“Separation from Service” shall be deemed to have occurred if a Participant and the Company or any Affiliate reasonably anticipates, based on the facts and circumstances, that either:

(a)	The Participant will not provide any additional services for the Company or an Affiliate after a certain date; or

(b)
The level of bona fide services performed by the Participant after a certain date will permanently decrease to no more than 50 percent of the average level of bona fide services performed by the Participant over the immediately preceding 36 months.

If a Participant is absent from employment due to military leave, sick leave or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate, a Separation from Service will not occur until the later of: (i) the first date immediately following the date that is six months after the date that the Participant was first absent from employment; or (ii) the date the Participant no longer retains a right to reemployment, to the extent the Participant retains a right to reemployment with the Company or any Affiliates under applicable law or by contract. If a Participant fails to return to work upon the expiration of any military leave, sick leave or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave, unless a greater period is provided for under applicable law.

2.31
“Specified Employee” means any individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If an individual is a key employee as of an identification date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

2.32	“Target Bonus” means the Participant’s target annual bonus, if any, under the applicable annual incentive compensation plan of the Company for the fiscal year in which the Date of Termination occurs.

2.33	“Target Long-Term Incentive” means the Participant’s target long-term incentive award, if any, under the applicable long-term incentive compensation plan of the Company.
ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1
Eligible Employees. Eligibility to participate in the Plan shall be limited to certain key executives of an Employer who (a) are not parties to individual employment or change in control agreements that provide for severance benefits, and (b) are designated, by duly adopted resolution of the Committee, as Eligible Employees.

3.2
Participation. Schedules A, B and C hereto list the Eligible Employees who have satisfied the conditions for Plan participation and the date as of which each such Eligible Employee became a Participant. The Committee shall cause Schedules A, B and C to be updated from time to time to reflect the Participants who are currently participating in the Plan. An employee who becomes an Eligible Employee on or after January 1, 2014 shall become a Schedule C Participant. However, if an Eligible Employee is newly hired or promoted into a position reflected on Schedule B as of June 6, 2014, the Eligible Employee shall become a Schedule A Participant.

3.3
Release of Claims. Notwithstanding anything in the Plan to the contrary, payment of any benefits under the Plan is expressly contingent upon the Participant’s execution and delivery to the Company, within 30 days after the Participant’s Date of Termination, of a written agreement provided by the Company, wherein the Participant releases and discharges the Company and each of its Affiliates of any and all claims against the Company and its Affiliates related in any way to the Participant’s employment with an Employer and the termination of such employment.

3.4	Committee Discretion. The Committee shall have the sole discretion to determine eligibility for benefits under the Plan.
ARTICLE IV
SEVERANCE BENEFITS IN GENERAL

1.
Eligible Terminations. If a Participant’s employment is involuntarily terminated by an Employer for any reason other than Cause, the Participant shall be eligible for the benefits described in this Article IV.

If a Participant terminates employment for Good Reason, other than in connection with a change in employment on account of Performance Reasons, the Participant shall be eligible for the benefits described in this Article IV.
If a Participant experiences a cessation of employment in connection with a reduction in force or an Employer reorganization (as determined by the Committee) where the only position offered to the Participant within the Company and Affiliates would require the Participant to increase their one-way commuting distance by more than 50 miles, the Participant shall be eligible for benefits described in this Article IV.
For the avoidance of any doubt, a Participant shall not be entitled to benefits under the Plan if termination from employment is the result of death, Disability, the Participant voluntarily terminates employment, except for Good Reason other than in connection with a change in employment on account of Performance Reasons. Also, the Participant shall not be entitled to benefits under the Plan if the Participant’s cessation of employment is in connection with the sale of the Participant’s Employer, line or unit of business of the Employer within which the Participant’s position is located, business function of the Employer within which the Participant’s position is located, or the assets related to the Employer, line or unit or business, or business function within which the Participant’s position is located, and the Participant accepts employment with the purchaser within 90 days of the closing of the transaction in a position that has an annual rate of base salary that is at least 80 percent of the Participant’s annual rate of base salary immediately prior to the closing of the sale.

If a Participant enters into a Voluntary Separation Agreement (“VSA”) with an Employer, such Participant shall not be eligible for benefits under the Plan.

4.2	Cash payment. The Company shall pay to the Participant a lump sum, in cash, the sum of (a) and (b):

(a)	The Participant’s base salary and accrued vacation pay through the Date of Termination to the extent not theretofore paid (hereinafter referred to as the “Accrued Obligations”); and

(b)	An amount equal to the product of 1.0 times (0.5 times if the Participant were employed less than one year) the sum of the Participant’s Annual Base Salary and Target Bonus.

4.3	Long-Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

4.4
Annual Incentive Awards. The Participant shall receive a prorated annual incentive award pursuant to the performance incentive program, if applicable, for the calendar year in which the Participant’s Termination of Employment occurs. The award shall be calculated based solely on 100 percent of the target incentive award and prorated based on the number of calendar days of employment in the calendar year in which the Participant’s termination occurs through the Participant’s Date of Termination. For purposes of this Section 4.4, calendar year shall mean 365 days.
Annual incentive awards with respect to the calendar year in which a Participant’s Date of Termination occurs will be paid at the same time as awards for such calendar year are paid to active employees of the Employer.

4.5
Outplacement Services. Outplacement services approved by the Committee, which may include individual or group counseling and administrative assistance or workshops, shall be available beginning on the Participant’s Date of Termination or such earlier date designated by the Participant’s business unit leadership. Outplacement services shall continue to be available for the period up to 12 months.

4.6	Educational Assistance. Educational assistance shall be provided in accordance with the Employer’s tuition program.

4.7	Health Care Benefits.

(a)	Medical Coverage for Selectline Participants.

(i)
A Selectline Participant who has satisfied the eligibility requirements for medical coverage under the Retiree Medical Plan on the Date of Termination shall be eligible to elect coverage thereunder in accordance with the terms of the Retiree Medical Plan.

(ii)
A Selectline Participant who has not otherwise satisfied the eligibility criteria for participation in the Retiree Medical Plan prior to the Date of Termination, shall be eligible to elect coverage under the Retiree Medical Plan as though such Selectline Participant has otherwise satisfied the eligibility requirements if:

(A)
The Selectline Participant has attained age 50 and completed ten or more Years of Service as of the Date of Termination but the sum of the Selectline Participant’s age and Years of Service is less than 80; or

(B)
The Selectline Participant has attained age 49 and completed 20 or more Years of Service as of the Date of Termination but the sum of the Selectline Participant’s age and Years of Service is less than 80.

Such coverage shall commence no earlier than the Selectline Participant’s Date of Termination. The Selectline Participant shall be charged the full cost of coverage under the Retiree Medical Plan.

(iii)
If a Selectline Participant who is not eligible for, or does not elect, coverage under the Retiree Medical Plan, timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall pay the same portion of the cost of medical and/or dental coverage that it paid immediately prior to the Selectline Participant’s Date of Termination for active employees during the one-year period following the Selectline Participant’s Date of Termination. During the one-year period, the Participant shall pay the difference between the total cost of medical and/or dental coverage and the Employer’s portion of the cost. After the expiration of the one-year period, the Selectline Participant shall be charged the COBRA rate for medical and/or dental coverage for the remainder of the COBRA period. If the Participant does not timely elect COBRA medical and/or dental coverage, the Participant shall not be entitled to the benefit under this Subsection (iii). Following the one-year period, the Selectline Participant shall not be permitted to elect coverage, or be covered, under the Retiree Medical Plan. During the entire COBRA period, the Selectline Participant shall be responsible for the full cost of COBRA vision and hearing coverage, as applicable.

(b)
Medical Coverage for Benefits 2000 Participants. If a Benefits 2000 Participant who is not eligible for, or does not elect, coverage under the Retiree Plan, timely elects COBRA continuation medical and/or dental coverage, the Employer shall pay the same portion of the cost of medical and/or dental coverage that it paid immediately prior to the Participant’s Date of Termination for active employees during the one-year period following the Participant’s Date of Termination. During the one-year period, the Participant shall pay the difference between the total cost of medical and/or dental coverage and the Employer’s portion of the cost. After the expiration of the one-year period, the Benefits 2000 Participant shall be charged the COBRA rate for medical and/or dental coverage for the remainder of the COBRA period. If the Participant does not timely elect COBRA medical and/or dental coverage, the Participant shall not be entitled to the benefit under this Subsection (b). Following the one-year period, the Benefits 2000 Participant shall not be permitted to elect coverage, or be covered, under the Retiree Medical Plan. During the entire COBRA period, the Benefits 2000 Participant shall be responsible for the full cost of COBRA vision.

4.8
Other Benefits. A Participant shall not be entitled to any severance, separation or early retirement incentive pay or benefits other than as provided hereunder or under any qualified or nonqualified retirement plan or deferred compensation arrangement maintained by the Employer. Except as provided in the foregoing sentence, a Participant’s rights under any other employee benefit plans maintained by the Company or an Affiliate shall be determined in accordance with the provisions of such plans, including the Company’s right to amend or terminate such plans at any time.

ARTICLE V

SEVERANCE BENEFITS AFTER A CHANGE IN CONTROL

5.1
Eligible Terminations After a Change Control. If, within two years following the occurrence of a Change in Control, either (a) an Employer shall terminate a Participant's employment for any reason other than for Cause, or (b) a Participant shall voluntarily terminate employment for Good Reason, the Participant shall be eligible for benefits described in this Article V of the Plan. Notwithstanding anything in the Plan to the contrary, a Participant shall not be entitled to benefits under the Plan if termination from employment is the result of death, Disability or the Participant voluntarily terminates employment, except for Good Reason and except as otherwise provided under the Plan.
If a Participant enters into a VSA with an Employer, such Participant shall not be eligible for benefits under the Plan.

5.2	Cash Payment. The Company shall pay to the Participant, in a lump sum in cash, the aggregate of the amounts in (a) and (b) below:
(a)     The sum of:

(i)	The Participant’s base salary and accrued vacation through the Date of Termination; and

(ii)
The product of (x) the Participant’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365;

in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”); and

(b)	Either (i), (ii) or (iii):

(i)	In the case of a Schedule A Participant, the amount equal to the product of two times the sum of the Schedule A Participant’s Annual Base Salary and Target Bonus;

(ii)	In the case of a Schedule B Participant, the amount equal to the product of three times the sum of the Schedule B Participant’s Annual Base Salary and Target Bonus; or

(iii)	In the case of a Schedule C Participant, the amount equal to the product of one and one-half times the sum of the Schedule C Participant’s Annual Base Salary and Target Bonus.

5.3	Long Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.4
Health Care and Other Welfare Benefits. The Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for 18 months after the Date of Termination provided that the Participant timely makes an election to continue such coverage in the Company’s medical and dental employee benefit plans under COBRA, subject to the requirements and limitations thereof. Unless otherwise limited by applicable law, thereafter, the Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for an additional period of six months, in the case of a Schedule A Participant, or 18 months, in the case of a Schedule B Participant (for a Schedule C Participant, no additional period beyond the initial 18 months); provided however, that if the Participant becomes re-employed with another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical and dental benefits provided by the Company under this Plan shall be secondary to those provided under such other plan during the applicable period of eligibility. If the Participant does not timely elect COBRA coverage, the Participant shall not be entitled to the COBRA continuation benefit under this Section 5.4 of the Plan.
Unless otherwise limited by applicable law or by a third-party vendor contract, for two years after the Date of Termination in the case of a Schedule A Participant, three years after the Date of Termination in the case of a Schedule B Participant, or in the case of a Schedule C Participant, eighteen months after the Date of Termination (or for any Participant such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue benefits (other than medical and dental benefits) to the Participant and/or the Participant’s family at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies maintained by the Company if the Participant’s employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Employer and their families.
Unless otherwise limited by applicable law or by a third-party vendor contract, the Participant’s eligibility (but not the time of commencement of such benefits) for retiree benefits pursuant to the welfare plans, programs, practices and policies maintained by the Company shall be determined as if the Participant had (A) remained employed until two years (in the case of a Schedule A Participant), three years (in the case of a Schedule B Participant), or eighteen months (in the case of a Schedule C Participant) after the Date of Termination and (B) retired on the last day of such period.

5.5	Nonqualified Pension Benefit. The Participant shall be paid, in a lump sum payment in cash, an amount equal to the excess of (a) - (b):

(a)
The actuarial equivalent of the benefit under the Company’s applicable Retirement Plan (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the Retirement Plan immediately prior to the Effective Date), any benefit under the Nonqualified Plan and, to the extent applicable, any other defined benefit retirement arrangement between the Participant and the Company (“Other Pension Benefits”) which the Participant would receive if the Participant’s employment continued for two, three or one and one-half additional years (for Schedule A Participants, Schedule B and Schedule C Participants, respectively) beyond the Date of Termination and, assuming that the Participant’s compensation for such deemed additional period was the Participant’s Annual Base Salary as in effect immediately prior to the Date of Termination and assuming a bonus in each year during such deemed additional period equal to the Target Bonus,

(b)
The actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan, the Nonqualified Plan and Other Pension Benefits as of the Date of Termination (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the Retirement Plan immediately prior to the effective date of the Change in Control).

5.6
Deferred Compensation. Any compensation previously deferred (other than pursuant to a tax-qualified plan) by or on behalf of the Participant (together with any accrued interest or earnings thereon), whether or not then vested, shall become vested on the Date of Termination and shall be paid in accordance with the terms of the applicable deferred compensation plan, policy or practice under which it was deferred to the extent permitted by Section 409A of the Code.

5.7
Outplacement Services. The Company shall, at its sole expense as incurred, provide the Participant with outplacement services suitable to the Participant’s position for a period not to exceed one year following the Date of Termination with a nationally recognized outplacement firm.

5.8
Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is entitled to receive under any plan, program, policy, practice, contract or agreement of the Company (or other Employer), including earned but unpaid stock and similar compensation, but excluding medical or dental benefits if the Participant is eligible for such benefits to be provided by a subsequent employer, and benefits payable under any severance plan or policy.

5.9
Termination By Employer For Cause or By Participant Other Than For Good Reason. If, at any time after a Change in Control, either (a) an Employer shall terminate a participant’s employment for Cause or (b) the Participant shall voluntarily terminate employment other than for Good Reason, the Employer shall have no further payment obligations to the Participant other than for the Participant’s base salary through the Date of Termination and any accrued but unpaid vacation pay. In such case, all such amounts shall be paid to the Participant in a lump sum in accordance with Section 6.1 of the Plan.

5.10
Death. If a Participant’s employment terminates by reason of the Participant’s death after a Change in Control, all Accrued Obligations as of the time of death shall be paid to the Participant’s estate or beneficiary, as applicable, in a lump sum in cash in accordance with Section 6.1 of the Plan. The Participant’s estate or beneficiary shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.11
Disability. If a Participant’s employment is terminated by reason of Disability after a Change in Control, all Accrued Obligations shall be paid to the Participant in a lump sum in cash in accordance with Section 6.1 of the Plan. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.12
Retirement. If a Participant’s employment terminates as a result of Retirement after a Change in Control, the Participant shall be paid the Accrued Obligations in a lump sum in cash in accordance with Section 6.1 of the Plan and the Participant shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

ARTICLE VI
TIMING OF, LIMITATIONS ON AND ADJUSTMENTS TO PLAN PAYMENTS

6.1	Time of Payments. Payments under the Plan shall be made to the Participant as follows:

(a)
With respect to benefits, except those under Sections 4.4 and 5.10 of the Plan, payment to a Participant who is not a Specified Employee shall be made within the 60-day period following the Participant’s Date of Termination. However, if the period to consider and revoke the written agreement required to receive the benefits described in Articles IV and V of the Plan (i.e., the waiver and release) spans two taxable years, in all events the payments will be made in the second taxable year within 30 days following the later of the end of the first taxable year or the date the executed release is received by the Company.

(b)	With respect to benefits under Section 5.10 of the Plan, payment shall be made within the 60-day period following the Participant’s date of the Participant’s death.

(c)	With respect to benefits under Section 4.4 of the Plan, payments shall be made to the Participant at the same time the payments are made to active employees.

(d)
Notwithstanding anything to the contrary in the Plan, to the extent necessary to comply with Section 409A of the Code, payments to a Participant who is a Specified Employee shall be made within the 60-day period following the six-month anniversary of the Participant’s Date of Termination (other than by reason of death).

(e)	All payments under the Plan that are reimbursements of covered expenses incurred by the Participant shall be made within the taxable year in which the expense is incurred.

6.2
Payment Offsets. Notwithstanding anything in the Plan to the contrary, in the event a Participant is entitled to receive severance payments both under this Plan and under the terms of either (a) an individual change of control or employment agreement, (b) another severance pay plan or policy of an Employer or (c) any existing or future law or regulation, the benefits payable under this Plan shall be reduced by the amount of any severance benefits such Participant is entitled to receive under such individual agreement, plan, policy, law or regulation.

6.3
Cap on Excess Parachute Payments; Gross-Up Payments. Notwithstanding anything in the Plan to the contrary, if (a) a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code) and (b) the severance benefits provided under Articles IV or V, as applicable, together with any other payments the Participant has the right to receive from an Employer, would constitute a “parachute payment” (as defined in Section 280G(b) of the Code) (“Parachute Payments”), the following provisions shall apply:

(a)
The severance benefits under Articles IV or V shall not exceed an amount which, together with any other Parachute Payments, the Participant has a right to receive from the Employer, would be 2.99 times the Participant’s “base amount” (as defined in Section 280G of the Code) so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed under Section 4999 of the Code.

(b)
The determination of whether any limitation on the severance benefits payable under Articles IV or V is necessary shall be made by the Company’s independent auditor or such other certified public accounting firm as may be jointly designated by the Participant and the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to the Participant and the Company. The determinations of the Accounting Firm shall be conclusive and binding on the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)
If through error or otherwise, a Participant shall receive payments under the Plan, together with other Parachute Payments the Participant has the right to receive from an Employer, in excess of 2.99 times the Participant’s base amount, the Participant shall immediately repay the excess to the Employer upon notification from the Employer that an overpayment has been made. If the Participant fails to repay the excess to the Employer within 10 business days of the date of the Employer’s notification, the Participant will become liable to the Employer for an amount equal to two (2) times the excess amount.

6.4
Compliance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, all Plan benefit obligations and payments are subject to Section 409A of the Code. To the extent required, the Company may modify the severance benefits payable hereunder to comply with Section 409A of the Code; provided, however, that the present value of the aggregate Plan benefits payable to a Participant after such modification shall not be less than the present value of the Plan benefits payable to the Participant prior to the modification.

6.5
Tax Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from any amounts payable under this Plan such Federal, state, local, employment or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

ARTICLE VII
RESTRICTIVE COVENANTS

7.1
Confidentiality. As a condition to participation in the Plan, each Participant agrees to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all Confidential Information which shall have been obtained by the Participant during the Participant’s employment by the Employer; except, however, that this Section 7.1 shall not apply to Confidential Information that is or becomes public knowledge, unless such Confidential Information became or becomes public knowledge due to acts of the Participant or representatives of the Participant in violation of this Section 7.1. Upon termination of the Participant’s employment, the Participant shall return to the Company all Confidential Information in their possession. After termination of the Participant’s employment with the Employer, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, except (a) otherwise publicly available information, (b) as may be necessary to enforce the Participant’s rights under the Plan or as necessary for the Participant to defend against a claim asserted directly or indirectly by the Company or its Affiliates, or (c) as may be compelled by service of a valid subpoena or other legal process (if the Participant is served with a valid subpoena or other legal process, the Participant must so notify the Company within three business days). Furthermore, nothing contained in this Plan prevents a Participant from disclosing without notice to the Company any perceived violation of law to any Federal, state, or local governmental agency or entity including, but not limited to, the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of any law. Finally, nothing in this Plan prevents a Participant - nor should a Participant be held civilly or criminally liable under any law - if the Participant discloses a trade secret: (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (c) to the Participant’s attorney in connection with a lawsuit alleging retaliation by an employer for reporting a suspected violation of law; or (d) in connection with a lawsuit described in the immediately preceding subparagraph (c), provided the Participant: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to a court order. Unless and until a determination has been made in accordance with Section 7.4 that the Participant has violated this Section 7.1, an asserted violation of the provisions of this Section 7.1 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.

7.2
Non-Compete. As a condition to participation in the Plan, each Participant agrees that in the event the Participant voluntarily terminates employment other than for Good Reason, for the period of one year from Date of Termination, the Participant will not, without the written consent of the Company, directly or indirectly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with the Company or its Affiliates.

7.3
Non-Solicitation. As a condition to participation in the Plan, each Participant agrees that, in the event the Participant voluntarily terminates employment other than for Good Reason, for the period of one year following the Date of Termination, the Participant will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring by any employer other than the Company or its Affiliates, for any position as an employee, independent contractor, consultant or otherwise, any person who was a managerial or higher level employee of an Employer at any time during the term of the Participant’s employment by the Employer; provided, however, that this provision shall not apply with respect to the solicitation of any person after six months from the date on which such person’s employment by an Employer has terminated.

7.4
Enforcement. In the event of a breach by the Participant of any of the covenants set forth in this Article VII, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such covenants by the Participant. In the event that the Company should initiate any legal action for the breach or enforcement of any of the provisions contained in this Article VII and the Company does not prevail in such action, the Company shall promptly reimburse the Participant the full amount of any court costs, filing fees, attorney’s fees which the Participant incurs in defending such action, and any loss of income during the period of such litigation.

Nothing in this Plan prohibits the Participant from reporting possible violations of Federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation. The Participant does not need the prior authorization of the Law Department to make any such reports or disclosures, and is not required to notify the Company that such reports or disclosures have been made.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1
Amendment. The Company may amend this Plan at any time, and from time to time, by action of the Committee; provided, however, that no amendment adopted after the effective date of a Change in Control shall have the effect of either (a) removing an individual from the list of Participants, (b) adding conditions for participation or the entitlement to receive benefits hereunder, (c) reducing the amount of benefits payable to a Participant, or (d) otherwise restricting a Participant’s right to receive benefits under the Plan, except as may otherwise be required to conform such payments to the requirements of Section 409A of the Code.

8.2	Termination. The Committee may terminate the Plan at any time prior to a Change in Control. The Plan may not be terminated after the effective date of a Change in Control.

ARTICLE IX
ADMINISTRATION

9.1	Plan Administrator. The Plan shall be administered by the Committee, which shall have the duties and responsibilities for administering the Plan as are specifically set forth in this Article IX.

9.2	Responsibilities of Committee.

(a)
The Committee shall have responsibility for the day to day administration of the Plan. In addition, the Committee shall have the specific powers, duties, responsibilities and obligations specifically provided for herein.

(b)
Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority to interpret the Plan and to make all other factual determinations deemed necessary or advisable in the implementation and administration of the Plan, including but not limited to determinations with respect to the eligibility of Participants to receive benefits under the Plan and the status and rights of such Participants and all other persons affected hereunder. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

(c)
The Committee shall have sole authority to adopt rules and regulations, which shall be administered by the Committee. In addition, the Committee shall have the discretionary authority to issue rulings and interpretations concerning the Plan and all matters arising thereunder, on a uniform and nondiscriminatory basis, provided the same shall not be contrary to or inconsistent with any provision of the Plan.

(d)
As a condition of distributing any benefit under the Plan, the Committee may prescribe the use of such forms and require the furnishing of such information as the Committee may deem appropriate for administering the Plan.

9.3	Allocation or Delegation of Duties and Responsibilities. In furtherance of its duties and responsibilities under the Plan, the Committee may:
(a)    Employ agents to carry out non-fiduciary responsibilities;
(b)    Employ agents to carry out fiduciary responsibilities;
(c)    Consult with counsel, who may be counsel to the Company; and
(d)    Delegate any of its duties and responsibilities hereunder to such officer or officers of the Company as the Committee shall designate; except, however, that the Committee may not delegate to any other person the designation of Eligible Employees under Section 3.1 or the authority to consider and determine appeals of alleged adverse benefit determinations.
The Committee delegates to the Chief Executive Officer of the Company the responsibility and authority to interpret the terms of the Plan, including the benefits payable thereunder. Furthermore, the Committee delegates to the Senior Vice President of Human Resources, Chief Human Resources Officer of the Company the authority to enter into a VSA with a Participant in lieu of providing benefits under the Plan.

9.4
Expenses. Unless otherwise agreed to by the Company, no person acting as a fiduciary hereunder (who is an employee of an Employer) shall receive any compensation for services as such. Expenses incurred by fiduciaries in connection with the administration of the Plan shall be paid by the Company.

9.5
Indemnification of Plan Administrator. The Company shall indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, was a member of the Committee, or a delegate of the Committee, acting in the capacity of Plan administrator.

9.6
Reliance Upon Others. The Committee, any person to whom it may delegate such of its duties and powers as provided herein, and the officers and directors of the Company shall be entitled to rely conclusively upon and shall be fully protected in any action taken by them in good faith in reliance upon any tables, valuations, certificates, opinions, reports or other advice furnished to them by any duly appointed actuary, accountant, legal counsel (who may be counsel for the Company) or other specialist.

9.7
Notification. All notices, reports and statements in connection with the Plan that are given, made, delivered or transmitted to a Participant shall be deemed duly given, made, delivered, or transmitted when mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the Participant at the address last appearing on the records of the Employer with respect to this Plan. All notices, direct actions or other communications given, made, delivered or transmitted by a Participant to an Employer or Committee shall not be deemed to have been duly given, made, delivered, transmitted or received unless and until actually received by the Employer or Committee.

9.8	Multiple Capacities. A person may serve in more than one fiduciary capacity with respect to the Plan.
ARTICLE X

CLAIMS PROCEDURE

10.1
Submission of Claims. The initial claim by any Participant for benefits under this Plan shall be submitted in writing to the Committee (or its delegate) within 60 days after the occurrence of the termination of employment that the Participant claims to have triggered entitlement to Plan benefits.

10.2
Computation and Review of Claims. All benefits shall be computed by the Committee or its delegate. All claims shall be approved or denied by the Committee (or its delegate) as soon as practicable, but in no event later than 90 days after application by the Participant. The Committee may take an additional 90 days to review the claim, provided that the Participant is notified in writing within the initial 90-day period.

(a)	Initial Denial of Claim - Any denial of a claim shall include:

(i)	Reason or reasons for the denial;

(ii)	Reference to pertinent Plan provisions on which the denial is based;

(iii)	Description of any additional material or information necessary for the Participant to perfect the claim together with an explanation of why the material or information is necessary; and

(iv)	Explanation of the Plan’s claim review procedure, described below.

(b)
Review of a Denied Claim - A Participant shall have a reasonable opportunity to appeal a denied claim to the Committee (or its delegate) for a full and fair review. The Participant or a duly authorized representative shall have 60 days after receipt of written notification of the denial of claim in which to file an appeal with the Committee. The request for review shall be in writing and the Participant or a duly authorized representative shall submit written comments, documents, records and other information relating to the appeal. The Participant or a duly authorized representative may review, free of charge, pertinent Plan documents, records and other information relevant to the appeal.

(c)
Committee Review - The Committee’s (or its delegate’s) review shall take into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Written Decision - The Committee (or its delegate) shall issue a decision on the reviewed claim promptly but no later than 60 days after receipt of the review. The Committee may take an additional 60 days to review the claim, provided that the Participant is notified in writing within the initial 60-day period. The Committee’s decision shall be in writing and shall include:

(i)	Reasons for the decision;

(ii)	References to the Plan provisions on which the decision is based;

(iii)	Statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv)	Statement that the Participant is entitled to bring a civil suit under Section 502(a) of ERISA.

(e)	Binding Effect - The Committee’s (or its delegate’s) decision shall be final and binding on the Participant and the Employer.
ARTICLE XI

GENERAL PROVISIONS

11.1
Construction. This Plan shall be construed and enforced in accordance with and governed by the internal substantive laws (and not the laws relating to conflict of laws or choice of laws) of the State of New Jersey, except to the extent that such laws are preempted by Federal law.

11.2
Unfunded Plan. The obligations of the Company under this Plan are not required to be funded in advance. Nothing contained in this Plan shall give an Eligible Employee or Participant any right, title or interest in any property of the Company or any of its Affiliates.

11.3
No Right to Continued Employment. Nothing contained herein shall be deemed to give any Eligible Employee or Participant the right to be retained in the employment of an Employer or to limit the rights of any Employer to discharge any Eligible Employee or Participant at any time, with or without notice and with or without Cause.

11.4
Partial Invalidity. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Plan shall in no way impair or affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

11.5	Successors and Assigns.

(a)	This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)	In no event shall a Participant assign their interests under the Plan to any other person without the prior written consent of the Committee.

11.6
Waivers. Failure to strictly comply with any term, condition or requirement set forth in the Plan shall not be deemed a waiver of such term, condition or requirement, nor shall any waiver of any such term, condition or requirement at any one time or times be deemed to result in a waiver of such term, condition or requirement at any other time or times.

11.7	Gender and Number. The singular shall include the plural, unless indicated otherwise by the context.

11.8	Headings. The headings of the Plan are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
*    *    *

_/s/ Margaret M. Pego

_Margaret M. Pego                            Date 2/20/2017

Signature

SCHEDULE A

As Amended as of February 20, 2017
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
Stuart J. Black	VP and Controller	03/01/10
Jorge L. Cardenas	VP - Asset Management and Centralized Services, PSE&G	1/23/07
Rose M. Chernick	VP - Finance Holdings & Corporate Strategy & Planning	8/09/10
John Paul Cowan	SVP - Operations, PSEG Fossil	09/15/09
Lathrop B. Craig	VP - ISO Operations (ER&T)	09/05/11
Daniel J. Cregg	EVP & CFO, PSEG	12/19/06
David M. Daly	President and COO - PSEG Long Island	1/28/08
Paul J. Davison	VP - Nuclear Engineering, PSEG Nuclear	12/14/09
Derek DiRisio	President - PSEG Services Corporation	12/20/04
Diana L. Drysdale	VP - Renewables	02/15/10
Joseph A. Forline	VP - Gas Operations	12/19/06
Carl J. Fricker	VP - Trading Support & Operations (ER&T)	12/14/09
Kim C. Hanemann	SVP - Delivery Projects and Construction	12/21/10
Bradford D. Huntington	VP & Treasurer	04/16/11
Scott Jennings	VP - Finance PSE&G	10/18/05
Robert C. Krueger, Jr	VP & Assistant Controller - Tax	12/19/06
Kathleen A. Lally	VP - Investor Relations	01/16/07
John R. Latka	SVP - Electric & Gas Operations, PSE&G	10/23/06
Shawn P. Leyden	VP and Deputy General Counsel	12/20/04
Tamara L. Linde	EVP and General Counsel	12/19/06
Kristen M. Ludecke	VP - Federal Affairs	02/22/10
Shahid Malik	President - Energy Resources & Trade (ER&T)	12/5/11
Christine T. Neely	VP - Internal Auditing Services	9/30/13
Margaret M. Pego	SVP - Human Resources & CHRO	12/20/04

Kevin J. Quinn	VP - Finance Power	03/01/10
Sheila J. Rostiac	VP - Total Rewards & Talent Management	08/20/12
Joseph Santamaria	VP - Information Technology & CIO	10/29/12
John P. Scarlata	VP - Gas Supply, PSEG ER&T	4/20/10
Richard T. Thigpen	VP - State Governmental Affairs	3/26/07

SCHEDULE B

As Amended as of February 20, 2017
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
Ralph Izzo	Chairman of the Board, President and CEO	12/15/08
Ralph A. LaRossa	President & COO - Public Service Electric and Gas Company, and COB, PSEG Long Island	10/17/06
William Levis	President & COO, PSEG Power LLC	01/01/07

SCHEDULE C

As Amended as of February 20, 2017
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
John A. Bridges	VP Electric Operations	12/21/15
Eric Carr	VP Hope Creek - PSEG Nuclear	10/3/16
Kevin B. Cellars	VP Construction	2/17/15
Brian J. Clark	VP Procurement	8/29/16
Gregory C. Dunlap	VP Customer Operations - PSE&G	7/14/14
Aaron T. Ford	VP Business Assurance and Resilience	11/18/15
M. Courtney McCormick	VP Renewables and Energy Solutions	3/31/14
Charles V. McFeaters	VP Salem - PSEG Nuclear	10/3/16
Laurent C. Pommier	VP Risk Management and Chief Risk Officer	7/14/14
Peter P. Sena III	President & CNO, PSEG Nuclear	3/21/16